Exhibit 99.1

Turning Point Brands Announces Third Quarter 2021 Results; Updates 2021 Guidance and Increases Share Repurchase Authorization

-Q3 2021 Net Sales Increased 5.5 Percent Year-Over-Year
-Q3 2021 Adjusted EBITDA Increased 9.9 Percent Year-Over-Year

LOUISVILLE, Ky. – October 26, 2021 – Turning Point Brands, Inc. (“TPB” or “the Company”) (NYSE: TPB), a manufacturer, marketer and distributor of branded consumer products, including alternative smoking accessories and consumables with active ingredients, announced today financial results for the third quarter ended September 30, 2021.

Q3 2021 vs. Q3 2020

•	Net sales increased 5.5 percent to $109.9 million
•	Gross profit increased 12.3 percent to $54.3 million
•	Net income increased 49.3 percent to $13.4 million
•	Adjusted EBITDA increased 9.9 percent to $26.3 million (see Schedule A for a reconciliation to net income)
•	Diluted EPS of $0.65 and Adjusted Diluted EPS of $0.72 as compared to $0.44 and $0.69 in the same period one year ago, respectively (see Schedule B for a reconciliation to Diluted EPS)

“Our third quarter performance fell within our expectations with sales growth of 11% in our core business despite facing the headwind of COVID-related consumption and other benefits we experienced in the prior year period,” said Larry Wexler, President and CEO, Turning Point Brands. “Zig-Zag had another robust quarter driven by our strategic initiatives and growth within our Canadian business. Stoker’s saw double-digit growth in our Moist Snuff Tobacco (MST) business which drove growth in the overall segment. Regarding capital deployment, we continued to repurchase our shares during the quarter and today announced an increased share repurchase authorization. We also maintain a strong balance sheet to pursue a healthy pipeline of investment opportunities. Overall, we remain optimistic about the growth prospects in our core business.”

Mr. Wexler continued, “NewGen managed through a disruptive environment due to the uncertainty surrounding the PMTA process. We are encouraged by the FDA’s decision to reconsider and place back into review our application for our proprietary vapor products. I am confident that we submitted a robust application and look forward to engaging with the FDA in its review. We will manage through near-term disruptions and limited visibility in the vape distribution business resulting from the PMTA process and logistical transitions driven by the PACT Act. We have temporarily reduced our exposure to mitigate risk while we navigate the evolving regulatory landscape and adjusted our short-term guidance accordingly. We continue to believe that robust regulatory oversight is a positive for the industry and we believe we are favorably positioned to leverage our strong regulatory and logistics capabilities to capitalize on an attractive long-term opportunity.”

Zig-Zag Products Segment (38 percent of total net sales in the quarter)

For the third quarter, net sales of Zig-Zag Products increased 17.4 percent to $42.2 million. Growth was led by a double-digit advance in our U.S. rolling papers business and strength in our Canadian business, including consolidation of ReCreation Marketing in the current year quarterly period. This was partially offset by a slight decline in our cigar wraps business driven by a trade inventory build that had pulled orders into the previous quarter. For the third quarter, total Zig-Zag Products segment volume increased 17.0 percent, while price / mix increased 0.4 percent.

For the quarter, Zig-Zag Products segment gross profit increased 11.5 percent to $23.7 million. The segment’s gross margin contracted 300 basis points to 56.1 percent, driven primarily by the consolidation of ReCreation Marketing in the current quarterly period.

“Our growth initiatives within Zig-Zag continue to deliver strong results for the segment,” added Graham Purdy, Chief Operating Officer, Turning Point Brands. “Our U.S. papers business is being fueled by continued growth in paper cones and Zig-Zag’s e-commerce business. We are encouraged by the upcoming growth initiatives in our pipeline. Specifically, we are on track for new product launches which will include Zig-Zag hemp wraps and the introduction of Zig-Zag natural leaf tobacco wraps into the market.”

Stoker’s Products Segment (28 percent of total net sales in the quarter)

For the third quarter, net sales of Stoker’s Products increased 2.4 percent to $30.5 million on double-digit growth of MST. This was partially offset by high single-digit decline of loose-leaf chewing tobacco which faced a challenging comparison in the prior year quarter when a competitor was offline due to a COVID-related disruption. MST represented 64 percent of Stoker’s Products revenues in the quarter, up from 59 percent a year earlier. For the third quarter, the total Stoker’s Products segment volume decreased 4.1 percent driven by the decline in loose-leaf chewing tobacco volume, and price / mix advanced 6.5 percent.

For the quarter, the Stoker’s Products segment gross profit increased 6.6 percent to $17.1 million. The segment’s gross margin expanded 220 basis points to 56.1 percent.

2
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

“Our Stoker’s MST business continued its strong growth trajectory and market share gains,” said Purdy. “Our loose-leaf chew business faced a tough prior year comparison but was in-line with the comparable 2019 period.”

NewGen Products Segment (34 percent of total net sales in the quarter)

For the third quarter, net sales of NewGen Products decreased 3.2 percent to $37.2 million. Sales were impacted by the regulatory environment in our vape distribution business which experienced a high-single-digit decline.

NewGen Products gross profit increased 22.4 percent to $13.5 million for the quarter. The segment gross margin expanded 760 basis points to 36.2 percent with the improvement partially driven by industry pricing pressure ahead of the PMTA submission deadline in the previous year comparable period.

“NewGen continues to manage through a rapidly evolving market driven by the uncertainty around the PMTA regulatory environment,” said Purdy. “We are encouraged that our proprietary products are under review by the FDA and look forward to engaging with the agency as it reviews our applications.”

Recent Events

Share Repurchase Authorization Increase

On October 25, 2021, the Board of Directors of Turning Point Brands increased the Company’s share repurchase authorization by $30.7 million to an aggregate amount of $50.0 million, including approximately $19.3 million available for repurchases under the Board’s previous authorization approved on Feb 25, 2020.

The repurchase authorization permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan or other arrangements. The timing, manner, price and amount of any repurchases will be determined by the Company’s management in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase authorization does not obligate the Company to purchase any specific number of shares and may be suspended or discontinued at any time.

FDA Rescinds Previous Market Denial Order for TPB’s Vapor Products

On October 11, 2021, TPB announced it was informed by the Food and Drug Administration (“FDA”) that the agency had rescinded its previously announced September 14 Marketing Denial Order (“MDO”) for certain of its vapor products with pending Premarket Tobacco Product Applications (“PMTAs”) under review. All of TPB’s proprietary vapor products, including its Solace™ branded e-liquids, will continue to be marketed while they remain under review. In response to the September 14 MDO, the Company had filed a petition for relief and motion to stay the decision in the 6th Circuit Court of Appeals. On October 8, as a result of the rescission letter, TPB withdrew both the petition and motion.

3
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Increased Equity Stake in ReCreation Marketing

On August 10, 2021, TPB announced that it had increased its equity stake in ReCreation Marketing (“ReCreation”), a Canadian distribution company, from 50 percent to 65 percent. The transaction was completed on Friday, July 30, 2021. ReCreation Marketing is a specialty marketing and distribution firm focused on building brands in the Canadian smoking accessories, vaping and alternative products categories. As part of this transaction, ReCreation will transition its company name to Turning Point Brands Canada Corporation. As a result of the ReCreation partnership, TPB expects to continue to expand its presence in Canada, creating an avenue for its broader portfolio of products to enter the Canadian market.

Performance Measures in the Third Quarter

Third quarter consolidated selling, general and administrative (“SG&A”) expenses were $31.9 million compared to $32.3 million in the third quarter of 2020.

The third quarter SG&A included the following notable items:

•	$1.8 million of stock options, restricted stock and incentive expense as compared to $0.8 million in the year-ago period
•	$1.0 million of FDA PMTA-related expenses compared to $5.3 million in the year-ago period
•
$4.9 million in outbound freight expense compared to $3.8 million in the year-ago period with the increase due to higher shipping costs on vapor products related to PACT Act implementation and higher freight costs across all segments

Total gross debt as of September 30, 2021, was $430.0 million. The corresponding net debt (total gross debt less cash) at September 30, 2021, was $299.4 million. The Company ended the quarter with total liquidity of $152.0 million, comprised of $130.6 million in cash and $21.4 million of revolving credit facility capacity.

During the quarter, the Company spent $6.4 million to repurchase 125,000 shares at an average price of $51.16 per share. The Company also retired a $10.0 million promissory note related to the previous acquisition of certain Durfort assets which resulted in a $0.4 million gain on extinguishment of debt. Subsequent to the end of the third quarter, we received notification for forgiveness of a $7.5 million unsecured loan which we anticipate will result in the extinguishment of the unsecured loan in the fourth quarter of 2021.

4
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

2021 Outlook

Primarily as a result of evolving market dynamics driven by the FDA regulatory environment along with further implementation of the PACT Act, and to a lesser extent supply chain-related delays pushing some sales of new products into the first quarter of 2022, the Company is revising its annual guidance provided on July 27, 2021 as follows:

•	Net sales of $433 to $443 million (compared to previous guidance of $447 to $462 million), which assumes:
o	Strong double-digit sales growth for Zig-Zag Products
o	Mid-to-high single-digit sales growth for Stoker’s Products (compared to previous guidance of high-single-digit sales growth)
o
A decline in sales for NewGen Products (compared to previous guidance of flat sales growth) which includes a double-digit decline in our vape distribution business (compared to previous guidance of low single-digit decline) offset by expected growth in Nu-X

•	Adjusted EBITDA of $104 to $108 million (compared to previous guidance of $108 to $113 million)

Other projections for 2021 include:

•	Stock compensation and non-cash incentive expense of $8 million
•	Cash interest expense of $19 million and GAAP interest expense of $21 million
•	Effective income tax rate of 23 percent to 24 percent
•	Capital expenditures of $6 million

For the fourth quarter of 2021, TPB projects:

•	Net sales of $93 to $103 million with growth in the Zig-Zag and Stoker’s segments and a double-digit decline in NewGen

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. on Tuesday, October 26, 2021. Investment community participants should dial in 10 minutes ahead of time using the toll-free number 888-660-6731 (international participants should call 929-203-1976), and follow the audio prompts after typing in the event ID: 6640134. A live listen-only webcast of the call will be available on the Events and Presentations section of the investor relations portion of the Company website (www.turningpointbrands.com). A replay of the webcast will be available on the site two hours following the call.

5
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income. A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Turning Point Brands (NYSE: TPB) is a manufacturer, marketer and distributor of branded consumer products including alternative smoking accessories and consumables with active ingredients through its iconic core brands Zig-Zag® and Stoker’s®, and its emerging brands within the NewGen segment. TPB’s products are available in more than 210,000 retail outlets in North America in addition to sites such as www.zigzag.com, www.nu-x.com and www.solacevapor.com. For the latest news and information about TPB and its brands, please visit www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by TPB in this press release, its reports filed with the Securities and Exchange Commission (the “SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for TPB to predict or identify all such events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included it the company’s Annual reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by the Company with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

6
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Media Contacts

Turning Point Brands, Inc.:
Raquel Cona
KCSA Strategic Communications
212.896.1204
rcona@kcsa.com

Investor Contacts

Turning Point Brands, Inc.:
Louie Reformina, Senior Vice President, CFO
Turning Point Brands, Inc.
502.774.9238
ir@tpbi.com

Financial Statements Follow:

7
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)
(unaudited)

	Three Months Ended September 30,
	2021	2020

Net sales	$109,904	$104,174
Cost of sales	55,635	55,867
Gross profit	54,269	48,307
Selling, general, and administrative expenses	31,894	32,286
Operating income	22,375	16,021
Interest expense, net	5,397	3,539
Investment income	(157)	(3)
Gain on extinguishment of debt	(375)	-
Net periodic income, excluding service cost	-	1,188
Income before income taxes	17,510	11,297
Income tax expense	4,073	2,277
Consolidated net income	13,437	9,020
Net loss attributable to non-controlling interest	(31)	-
Net income attributable to Turning Point Brands, Inc.	$13,468	$9,020

Basic income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.71	$0.47
Diluted income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.65	$0.44
Weighted average common shares outstanding:
Basic	18,897,974	19,240,187
Diluted	22,364,807	22,839,797

Supplemental disclosures of statement of income information:
Excise tax expense	$6,040	$5,810
FDA fees	$163	$135

8
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

	(unaudited)
ASSETS	September 30, 2021	December 31, 2020
Current assets:
Cash	$130,551	$41,765
Accounts receivable, net of allowances of $138 in 2021 and $150 in 2020	8,507	9,331
Inventories	98,605	85,856
Other current assets	27,113	26,451
Total current assets	264,776	163,403
Property, plant, and equipment, net	17,596	15,524
Deferred income taxes	-	610
Right of use assets	15,984	17,918
Deferred financing costs, net	415	641
Goodwill	162,415	159,621
Other intangible assets, net	87,962	79,422
Master Settlement Agreement (MSA) escrow deposits	31,763	32,074
Other assets	42,810	26,836
Total assets	$623,721	$496,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,151	$9,201
Accrued liabilities	33,349	35,225
Current portion of long-term debt	7,485	12,000
Other current liabilities	71	203
Total current liabilities	54,056	56,629
Notes payable and long-term debt	413,553	302,112
Deferred income taxes	1,654	-
Lease liabilities	14,201	16,117
Other long-term liabilities	-	3,704
Total liabilities	483,464	378,562

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; 19,690,884 issued shares and 18,873,183 outstanding shares at September 30, 2021, and 19,532,464 issued shares and 19,133,794 outstanding shares at December 31, 2020	197	195
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	107,269	102,423
Cost of repurchased common stock
(817,701 shares at September 30, 2021 and 398,670 shares at December 31, 2020)	(30,672)	(10,191)
Accumulated other comprehensive income loss	(123)	(2,635)
Accumulated earnings	61,052	23,645
Non-controlling interest	2,534	4,050
Total stockholders’ equity	140,257	117,487
Total liabilities and stockholders’ equity	$623,721	$496,049

9
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Consolidated net income	$40,007	$23,814
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	5,331	-
Pension settlement and curtailment loss	-	1,188
Impairment loss	-	149
(Gain) loss on sale of property, plant, and equipment	(2)	36
Depreciation expense	2,313	2,482
Amortization of other intangible assets	1,431	1,304
Amortization of deferred financing costs	1,895	1,670
Deferred income taxes	1,528	2,259
Stock compensation expense	6,015	1,986
Noncash lease (income) expense	(49)	179
Gain on MSA escrow deposits	(144)	-
Changes in operating assets and liabilities:
Accounts receivable	1,324	(1,877)
Inventories	(10,970)	(2,208)
Other current assets	(491)	(829)
Other assets	685	1,941
Accounts payable	3,488	(3,200)
Accrued postretirement liabilities	-	(54)
Accrued liabilities and other	(2,796)	4,359
Net cash provided by operating activities	$49,565	$33,199

Cash flows from investing activities:
Capital expenditures	$(4,391)	$(3,420)
Acquisitions, net of cash acquired	(16,416)	(37,735)
Payments for investments	(16,657)	-
Restricted cash, MSA escrow deposits	(14,783)	-
Proceeds on the sale of property, plant and equipment	2	3
Net cash used in investing activities	$(52,245)	$(41,152)

Cash flows from financing activities:
Proceeds from Senior Secured Notes	$250,000	$-
Payments of 2018 first lien term loan	(130,000)	(8,000)
Settlement of interest rate swaps	(3,573)	-
Payment of promissory note	(9,625)	-
Payment of IVG note	-	(4,240)
Proceeds from unsecured notes	-	7,485
Standard Diversified Inc. reorganization, net of cash acquired	-	(1,737)
Payment of dividends	(3,056)	(2,846)
Payments of financing costs	(6,921)	(194)
Exercise of options	2,071	303
Redemption of options	(2,111)	-
Common stock repurchased	(20,481)	(7,665)
Net cash provided by (used in) financing activities	$76,304	$(16,894)

Net increase (decrease) in cash	$73,624	$(24,847)
Effect of foreign currency translation on cash	$235	$-

Cash, beginning of period:
Unrestricted	41,765	95,250
Restricted	35,074	32,074
Total cash at beginning of period	76,839	127,324

Cash, end of period:
Unrestricted	130,551	67,403
Restricted	20,147	35,074
Total cash at end of period	$150,698	$102,477

10
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted diluted EPS, and Adjusted Operating Income. We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Adjusted EBITDA, Adjusted diluted EPS, and Adjusted Operating Income are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and are presented to our board of directors. We believe that EBITDA, Adjusted EBITDA, Adjusted diluted EPS and Adjusted Operating Income are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization. We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted diluted EPS” as diluted earnings per share excluding items that we do not consider ordinary course in our evaluation of ongoing operating performance. We define “Adjusted Operating Income” as operating income excluding depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA Adjusted diluted EPS and Adjusted Operating Income exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations. In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

In accordance with SEC rules, we have provided, in the supplemental information attached, a reconciliation of the non-GAAP measures to the next directly comparable GAAP measures.

11
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Net income attributable to Turning Point Brands, Inc.	$13,468	$9,020
Add:
Interest expense, net	5,397	3,539
Gain on extinguishment of debt	(375)	-
Income tax expense	4,073	2,277
Depreciation expense	767	809
Amortization expense	477	477
EBITDA	$23,807	$16,122
Components of Adjusted EBITDA
Other (a)	-	1,188
Stock options, restricted stock, and incentives expense (b)	1,752	772
Transactional expenses (c)	(232)	570
FDA PMTA (d)	960	5,271
Adjusted EBITDA	$26,287	$23,923

(a)	Represents non-cash pension expense (income) and foreign exchange hedging.
(b)	Represents non-cash stock options, restricted stock, incentives expense and Solace performance stock units.
(c)	Represents the fees incurred for transaction expenses.
(d)	Represents costs associated with applications related to FDA premarket tobacco product application (“PMTA”).

12
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Schedule B

Turning Point Brands
Reconciliation of GAAP diluted EPS to Adjusted diluted EPS
(dollars in thousands except share data)
(unaudited)

	Three Months Ended September 30,
	2021	2020
GAAP EPS	$0.65	$0.44
Other (a)	-	0.04
Gain on extinguishment of debt (b)	(0.01)	-
Stock options, restricted stock, and incentives expense (c)	0.06	0.03
Transactional expenses (d)	(0.01)	0.02
FDA PMTA (e)	0.03	0.18
Tax (expense) benefit (f)	0.00	(0.02)
Adjusted diluted EPS (g)	$0.72	$0.69

Totals may not foot due to rounding

(a)	Represents non-cash pension expense (income) and foreign exchange hedging reporting tax effected at the quarterly tax rate.
(b)	Represents gain on extinguishment of debt tax effected at the quarterly tax rate.
(c)	Represents non-cash stock options, restricted stock, incentives expense and Solace PRSUs tax effected at the quarterly tax rate.
(d)	Represents the fees incurred for transaction expenses tax effected at the quarterly tax rate.
(e)	Represents costs associated with applications related to the FDA PMTA tax effected at the quarterly tax rate.
(f)	Represents adjustment from quarterly tax rate to annual projected tax rate of 23% in 2021 and 2020.
(g)	Diluted shares outstanding includes the full 3.2 million share dilution of debt conversion without a 1.1 million share offsetting impact from capped call transactions

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Operating Income to Adjusted Operating Income
(dollars in thousands)
(unaudited)

	Consolidated		Zig-Zag Products		Stoker’s Products		NewGen Products
	3rd Quarter 2021	3rd Quarter 2020	3rd Quarter 2021	3rd Quarter 2020	3rd Quarter 2021	3rd Quarter 2020	3rd Quarter 2021	3rd Quarter 2020

Net sales	$109,904	$104,174	$42,234	$35,973	$30,472	$29,764	$37,198	$38,437

Gross profit	$54,269	$48,307	$23,703	$21,263	$17,104	$16,042	$13,462	$11,002

Operating income	$22,375	$16,021	$17,122	$16,827	$13,305	$11,466	$2,027	$745
Adjustments:
Transactional expenses	(232)	570	-	-	-	-	-	-
FDA PMTA	960	5,271	-	-	-	-	-	-
Adjusted operating income	$23,103	$21,862	$17,122	$16,827	$13,305	$11,466	$2,027	$745

13
Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238